UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THERAGENICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: N/A
	(2)	Aggregate number of securities to which transaction applies: N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction: N/A
	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

(1)	Amount previously paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing party: N/A
(4)	Date Filed: N/A

THERAGENICS CORPORATION®
5203 BRISTOL INDUSTRIAL WAY
BUFORD, GEORGIA 30518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation (“Theragenics”, the “Company”) to be held at 9:00 A.M., Eastern Daylight Savings Time, on Friday, May 20, 2011, at the InterContinental Buckhead, 3315 Peachtree Road, N.E., Atlanta, Georgia 30326, for the purpose of electing two directors and ratifying the appointment of Dixon Hughes PLLC as our independent registered public accounting firm for the current year.  The Company recommends that the stockholders re-elect the directors nominated and ratify the appointment of Dixon Hughes PLLC.  Dixon Hughes PLLC has announced that it will merge with Goodman & Company, LLP and the name of the combined firm will be Dixon Hughes Goodman LLP.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 20, 2011

This proxy statement and a copy of the Company’s Annual Report on Form 10-K are available at www.theragenics.com.  For information regarding attending the stockholders’ meeting and voting in person, please see the legend below.

The Board of Directors has fixed the close of business on March 22, 2011, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

Sincerely,

/s/ Bruce W. Smith
Bruce W. Smith,
Secretary

Buford, Georgia
April 1, 2011

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND TO SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

A TICKET MUST BE PRESENTED TO GAIN ADMISSION TO THE ANNUAL MEETING OF STOCKHOLDERS. IF YOU ARE PLANNING TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED ADMISSION TICKET REQUEST FORM TO RECEIVE YOUR ADMISSION TICKET. YOU WILL NOT BE MAILED AN ADMISSION TICKET. YOUR TICKET WILL BE AVAILABLE AT THE REGISTRATION TABLE ON MAY 20, 2011.

THERAGENICS CORPORATION®
5203 Bristol Industrial Way
Buford, Georgia 30518

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation.  The terms “Theragenics”, “Company”, “we”, “us”, or “our” mean Theragenics Corporation.  Such proxies are to be voted at our Annual Meeting of Stockholders to be held on Friday May 20, 2011, at the InterContinental Buckhead, 3315 Peachtree Road, N.E., Atlanta, Georgia 30326, at 9:00 A.M., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Our Board of Directors has fixed the close of business on March 22, 2011, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting, by giving a later proxy or by written notice to the Secretary of the Company received at our offices at 5203 Bristol Industrial Way, Buford, Georgia, 30518, prior to the date of the Annual Meeting.

When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the proxy is signed and returned but no direction is specified therein, it will be voted FOR the election of the nominees named therein and FOR the ratification of the appointment of Dixon Hughes PLLC as our independent registered public accounting firm.

You will need a ticket to attend the Annual Meeting of Stockholders. If your shares are registered in your name and not in the name of a bank, broker or other third party, you may request an admission ticket by completing and returning the enclosed Admission Ticket Request Form. You will not be mailed an admission ticket. Your ticket will be available at the registration table on May 20, 2011.

If you plan to attend the Annual Meeting of Stockholders in person and your shares are not registered in your own name, please advise the bank, broker or other institution that holds your shares that you plan to attend the Annual Meeting. That firm must provide you with documentation showing that you owned your shares of the Company as of the record date, March 22, 2011. This documentation may be either a copy of an account statement that shows you owned the shares on the record date or a letter from the firm that confirms you owned the shares on that date. Please include that documentation when you return the enclosed Admission Ticket Request Form to us to receive an admission ticket.

We pay the expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders. Our directors, officers and employees, who will not be specially compensated for such services, may make solicitation of proxies by means of personal calls upon, or telephonic or electronic communications with, stockholders or their personal representatives. We will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to beneficial owners. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 1, 2011.

VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS

As of March 22, 2011, there were 33,879,227 shares of Common Stock, par value $.01 per share (“Common Stock”) outstanding and entitled to vote at the Annual Meeting.

VOTING PROCEDURES

Who May Vote

If you were a stockholder at the close of business on March 22, 2011, you may vote at our Annual Meeting.

Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. Our Board of Directors requests your proxy. By completing your proxy and submitting it in a timely manner, you will assure your shares will count toward determination of the presence of a quorum and will be voted at the meeting.

Methods of Voting

All stockholders of record may vote by transmitting their proxy cards by mail. Stockholders of record can also vote by telephone or Internet. Stockholders who hold their shares through a bank or broker can vote by telephone or Internet if their bank or broker offers those options.

●
By Telephone or Internet.  We encourage you to vote by Internet.  It is convenient for you and saves us significant postage and processing costs.  Stockholders of record may vote by using the toll-free number or Internet website address listed on the proxy card. Please see your proxy card for specific instructions.

●
By Mail.  Stockholders of record may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

Revoking Your Proxy

You may change your mind and revoke your proxy at any time before it is voted at the meeting by:

●	sending a written notice to our Secretary for receipt prior to the meeting stating that you revoke your proxy;

●	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

●	attending the Annual Meeting and voting in person or by proxy.

Voting Shares Held By Brokers, Banks and Other Nominees

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.

Many of our stockholders may hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

●
Stockholder of Record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party or to vote in person at the Annual Meeting of Stockholders.

●
Beneficial Owner — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered, with respect to those shares, the “beneficial owner.” As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, and you also are invited to attend the Annual Meeting of Stockholders in person. Because a beneficial owner is not the stockholder of record, however, you may not vote these shares in person at the Annual Meeting of Stockholders unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting of Stockholders.

In previous years, under applicable SEC and NYSE rules, your broker had discretionary authority to vote your shares for or against the election of directors without direction from you. Due to recent changes in applicable SEC and NYSE rules, your broker may no longer vote your shares in director elections unless you have specifically directed him or her to do so. As a result, it is expected that fewer shares might be cast in director elections than in years past. Therefore, your vote is even more critical in 2011 than in years past.

It is imperative that each stockholder instruct his/her/its broker how to vote on the issues presented for consideration. Brokers who do not receive instructions are entitled to vote those shares ONLY with respect to the ratification of the selection of our independent registered public accounting firm, but not with respect to any other matter to be presented at the Annual Meeting of Stockholders, including in the election of directors. Outstanding shares not voted by brokers under such circumstances, but represented at the meeting by otherwise completed proxy cards, are referred to as “broker non-votes.” Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting, but will not be counted as votes cast on any of the proposals to be voted upon.

The following table sets forth the ownership of our Common Stock as of March 22, 2011, by:

●	each of our directors and executive officers, including the named executive officers appearing in the Summary Compensation Table under “Executive Compensation and Related Matters;” and
●	all persons known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

Unless otherwise indicated, the address for each person listed is c/o Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Outstanding(2)
Conus Partners, Inc. (3)	3,336,588	(4)	9.9%
FMR LLC (5)	3,304,620	(6)	9.8%
Dimensional Fund Advisors LP (7)	2,520,801	(8)	7.5%
M. Christine Jacobs	853,608	(9)	2.5%
Bruce W. Smith	374,505	(10)	1.1% %
Francis J. Tarallo	272,980	(11)	*
K. Wyatt Engwall	139,550	(12)	*
Janet Zeman	133,250	(13)	*
Peter A.A. Saunders	112,000	(14)	*
John V. Herndon	104,744	(15)	*
C. Russell Small	91,056	(16)	*
Joseph Plante	66,045	(17)	*
C. David Moody, Jr.	47,318	(18)	*
Kathleen A. Dahlberg	20,000	(19)	*
All Directors and Executive Officers as a Group (eleven persons)	2,215,056	(20)	6.4%

*	Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her, unless otherwise noted.

(2)
The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

(3)	49 West 38th Street, 11th Floor, New York, New York 10018.

(4)	Beneficial ownership as reported on Schedule 13G/A filed with the Commission on February 11, 2011.

(5)	82 Devonshire Street, Boston, Massachusetts 02109.

(6)
Beneficial ownership as reported on Schedule 13G/A filed with the Commission on February 17, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 3,304,620 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund, amounted to 3,304,620 shares of the Common Stock outstanding. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,304,620 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(7)	Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)
Beneficial ownership as reported on a Schedule 13G filed with the Commission on February 11, 2011. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(9)	Includes 354,850 shares purchasable by Ms. Jacobs within 60 days upon exercise of options and 117,650 restricted stock shares subject to forfeiture at various dates before February 25, 2015.

(10)	Includes 100,750 shares purchasable by Mr. Smith within 60 days upon exercise of options and 68,950 restricted stock shares subject to forfeiture at various dates before February 25, 2015.

(11)	Includes 106,950 shares purchasable by Mr. Tarallo within 60 days upon exercise of options and 73,900 restricted stock shares subject to forfeiture at various dates before February 25, 2015.

(12)	Includes 5,000 shares purchasable by Mr. Engwall within 60 days upon exercise of options and 10,000 restricted stock shares subject to forfeiture at various dates before May 13, 2013.

(13)
Includes 49,450 shares purchasable by Ms. Zeman within 60 days upon exercise of options and 60,100 restricted stock shares subject to forfeiture at various dates before February 25, 2015. Includes 2,200 shares owned beneficially through spouse.

(14)	Includes 53,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options and 10,000 restricted stock shares subject to forfeiture at various dates before May 13, 2013.

(15)	Includes 53,000 shares purchasable by Mr. Herndon within 60 days upon exercise of options and 10,000 restricted stock shares subject to forfeiture at various dates before May 13, 2013.

(16)	Includes 36,250 shares purchasable by Mr. Small within 60 days upon exercise of options and 60,100 restricted stock shares subject to forfeiture at various dates before February 25, 2015.

(17)	Includes 11,750 shares purchasable by Mr. Plante within 60 days upon exercise of options and 50,100 restricted stock shares subject to forfeiture at various dates before February 25, 2015.

(18)	Includes 5,000 shares purchasable by Mr. Moody with 60 days upon exercise of options and 10,000 restricted stock shares subject to forfeiture at various dates before May 13, 2013.

(19)	Includes 5,000 shares purchasable by Ms. Dahlberg within 60 days upon exercise of options and 10,000 restricted stock shares subject to forfeiture at various dates before May 13, 2013.

(20)
Includes 781,000 shares purchasable by all Executive Officers and Directors as a group within 60 days upon exercise of options and 480,800 restricted stock shares subject to forfeiture at various dates before February 25, 2015.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

The Corporate Governance Committee has selected, and the Board of Directors will cause to be nominated at the meeting, John V. Herndon and Peter A. A. Saunders for re-election as Class I Directors to serve until the Annual Meeting of Stockholders in 2014 or until their successors shall have been elected and qualified.

Our Board of Directors is divided into three classes (Class I, Class II and Class III) with one class of Directors elected each year for a three-year term. The Corporate Governance Committee and Board of Directors have selected two nominees for nomination at the Annual Meeting.

Provided that a quorum of stockholders is present at the meeting in person or by proxy, the Director nominees will be elected by a plurality of the votes cast at the meeting. Abstentions and “broker non-votes” will have no effect on the election of the Directors. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominees unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders either nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute. The rules of the Securities and Exchange Commission provide that proxies for the Annual Meeting cannot be voted for a greater number of persons than the number of nominees named.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROPOSAL.

The Directors and Director Nominees have supplied us with the following information concerning their age, principal employment, other directorships and positions with the Company:

Class I Nominees (term to expire in 2011)
John V. Herndon Director since 1987 Age: 70
Mr. Herndon joined the Company in April 1987, as Executive Vice President and in July 1989, was appointed President, Chief Executive Officer and Chairman of the Board of Directors of the Company. In August 1993, Mr. Herndon relinquished his role as Chief Executive Officer while retaining his position as Chairman of the Board of Directors of the Company. Mr. Herndon stepped down as Chairman of the Board in December 1994 and currently serves as a Director and Advisor to the Chief Executive Officer. Having previously served as our CEO and as a director since 1987, Mr. Herndon brings vast knowledge of our business, structure, history and culture to our Board.

Peter A.A. Saunders, F.R.S.A. (Fellow of Royal Society of Arts) Director since 1989 Age: 69
Mr. Saunders retired in 1999.  Mr. Saunders was Owner/Chairman of PASS Consultants from 1988 to 1997, a marketing and business consultancy company based in the United Kingdom. From 1992 to 1994 he served as managing director of United Artists Communications (London-U.K.) Ltd. and from 1972 to 1988 Mr. Saunders held various senior executive and managing directorship positions with Allders Department Stores in the U.K. From 1993 to 1998 Mr. Saunders was a non-executive business director of Mayday University Hospital, a 700-bed hospital in London. Having served as managing director for several entities in Europe, Mr. Saunders’ background and experience, along with his long service as one of our directors, brings extensive knowledge of operational management, financial matters and leadership to our Board. Mr. Saunders’ background also provides our Board with a global perspective on the issues we face.

Class II Directors (current term expires in 2012)
Kathleen A. Dahlberg Director since May 2008 Age 58
Ms. Dahlberg has been the Chief Executive Officer of  2Unify LLC, a private company specializing in strategic consulting and emergency planning and communications, for a broad range of industries and sector services since 2006. Ms. Dahlberg has been the President and Chief Executive Officer of Open Vision Partners and a business consultant on the application of new technologies for business improvement and process change since September 2001. Ms. Dahlberg has held Vice-Presidential positions with McDonalds, Amoco, BP, Viacom, Grand Metropolitan plc and American Broadcasting Corporation. Ms. Dahlberg is also a Director of P.H. Glatfelter Company, a New York Stock Exchange listed company. Glatfelter is a manufacturer of specialty papers and engineered products. Ms Dahlberg serves on the Glatfelter Committees of Compensation and Nominating and Corporate Governance. Overall, Ms. Dahlberg has more than fourteen years of experience as a director of public companies and seven years with private technology and services companies. Ms. Dahlberg provides our Board with a strong mix of skills and international experience in areas which include emerging technologies, acquisitions and divestitures, strategic planning, manufacturing, professional services, risk management and corporate governance.

C. David Moody, Jr. Director since 2007 Age 54
Mr. Moody is President and Chief Executive Officer of C. D. Moody Construction Company, a commercial construction firm which Mr. Moody founded in 1988. Since 2000, Mr. Moody has also served as a director of Citizens Bancshares Corporation, a bank holding company traded on the OTC Bulletin Board, where he is a member of the Loan Committee, a member of the Executive Committee and Chairman of the Asset and Liability Committee. Mr. Moody’s current role as CEO of C.D. Moody Construction Company provides our Board with critical insight into organizational and operational management as well as financial matters. His experience as a director in the banking industry also provides our Board with critical skills related to banking and credit markets as well as corporate governance.

Class III Directors (term to expire in 2013)
M. Christine Jacobs Director since 1992 Age: 60
Since 1992, Ms. Jacobs has been President and Chief Operating Officer of the Company, and in August 1993, Ms. Jacobs was promoted to the position of Chief Executive Officer while retaining the position of President. In 1997 Ms. Jacobs was elected Co-Chairman, and in 1998 she was elected Chairman. She served as Chairman from 1998 to 2005, and from 2007 to present. Ms. Jacobs is also a member of the Board of Directors of McKesson Corporation, a healthcare products and services provider listed on the NYSE. Ms. Jacobs  serves on McKesson’s Compensation and Governance Committees. Ms. Jacobs also sits on the Boards of The Georgia State University Foundation, the Board of Councilors of the Carter Center in Atlanta, the American Council for Capital Formation and Friends of Centers for Disease Control and Prevention. Ms. Jacobs previously served as a member of the Board of Directors of Landauer, Inc., a NYSE-listed company, until 2006 where she served on the Audit and Compensation Committees. In addition to bringing vast knowledge of our Company’s business, structure, history and culture to the Board and Chairman position, Ms. Jacobs also has tremendous healthcare industry knowledge from her experience at Theragenics, her role at McKesson, and her formal training, education and prior experience in the field of medical technology. Ms. Jacobs also provides unique insight on legislative and reimbursement issues critical to any company engaged in healthcare related industries.

K. Wyatt Engwall Director since May 2008 Age: 63
Mr. Engwall served as Chief Financial Officer of Morrison Management Specialists from June 1996 until his retirement in January 2005. Morrison’s was listed on the NYSE until purchased by Compass Group LLC in 2001. Prior to 1996, Mr. Engwall served in various capacities at Morrison Management Specialists. Mr. Engwall is a Certified Public Accountant. As the former CFO of a NYSE-listed company, Mr. Engwall brings extensive experience in management, accounting, acquisitions, treasury, investor relations and finance to our Board.

Board Leadership

M. Christine Jacobs serves as our Chairman and Chief Executive Officer. Ms. Jacobs possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Her combined role enables decisive leadership and ensures clear accountability. This combination also enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. We also believe that in the current business environment, we require a flexible and nimble leadership structure that facilitates a quick-minded grasp of the issues and challenges we face. Our Board of Directors believes that Ms. Jacobs’ service as both Chairman of the Board and CEO is in the best interest of our Company and our shareholders.

Although we believe that the combination of the Chairman and CEO roles is appropriate in the current circumstances, our Corporate Governance Guidelines do not establish this approach as a policy and we will continue to review this issue periodically to determine whether, based on the relevant facts and circumstances at such future times, separation of these offices would serve our best interest and the best interest of our stockholders.

Each of the directors other than Ms. Jacobs and Mr. Herndon are independent, and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of our Board meetings, our independent directors have regular executive sessions. Our Board has not designated a lead independent director. The Chair of the Corporate Governance Committee presides during executive sessions. Following an executive session of independent directors, the presiding director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues emanating from an executive session, including input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performance of their duties. Our Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure. Such a structure does not preempt any director or any Committee Chair from the opportunity to speak directly with the Chairman in reference to Board or Committee matters, respectively.

Information on Committees of the Board of Directors and Meetings

Our Board of Directors held four meetings during 2010. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings held by all committees of the Board of Directors on which they served. We encourage members of our Board of Directors to attend the Annual Meeting of Stockholders. All Directors then in office attended our Annual Meeting held in 2010.

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All members of the Audit, Compensation and Corporate Governance committees must be independent directors as defined by the Board’s Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than directors’ compensation. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee, Compensation Committee and Corporate Governance Committee meets the Board’s Corporate Governance Guidelines for independence and that the members of the Audit Committee meet the separate SEC independence requirements.

The Audit Committee met nine times during 2010. The Audit Committee’s responsibilities include the selection of our independent auditors; maintaining direct lines of communication between the Board of Directors, the independent auditors and our financial management; monitoring the adequacy and effectiveness of the external audit function and our financial management; and assessing and monitoring the control environment and reporting to stockholders. The responsibilities of the Audit Committee are more fully described in its charter. Each of the members of the Audit Committee, whose members are Mr. Engwall, who serves as Chair, Ms. Dahlberg, Mr. Moody and Mr. Saunders, is financially literate, as required of Audit Committee members by the New York Stock Exchange. Our Board of Directors has determined that Mr. Engwall is an “Audit Committee Financial Expert.”

The Compensation Committee met four times during 2010. The Compensation Committee’s responsibilities include making recommendations to the Board concerning compensation of our Executive Officers and Directors, including compensation under incentive-based and equity-based compensation plans with the assistance of their compensation consultant. The Compensation Committee has sole authority to retain and terminate a compensation consultant to assist in conducting an evaluation of the CEO and executive compensation. The Committee has retained Compensation Strategies, Inc. (“CSI”) as its independent compensation consultant to review our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness. CSI also provides information regarding emerging trends and best practices in executive compensation. CSI does not perform any other services for the Compensation Committee or Theragenics. CSI is retained by the Committee, reports to the Committee Chair and has direct access to Committee members. CSI periodically attends Committee meetings and meets with the Committee in executive session without management present. The responsibilities of the Compensation Committee are more fully described in its charter. The Compensation Committee is composed of Ms. Dahlberg, who serves as Chair, Mr. Saunders, Mr. Engwall and Mr. Moody.

The Corporate Governance Committee met three times during 2010. The Corporate Governance Committee’s responsibilities include overseeing the evaluation of our Board and Committees, recommending to our Board the composition of each of the Board’s committees as well as the Chair of each Committee, and recommending to the Board the Director nominees for the next annual stockholders’ meeting. The responsibilities of the Corporate Governance Committee are more fully described in its charter. The Corporate Governance Committee is composed of Mr. Moody, who serves as Chair, Ms. Dahlberg, Mr. Engwall and Mr. Saunders.

Director Nomination Process

The process for identifying and evaluating nominees to the Board of Directors is initiated by applying the criteria set forth in our Corporate Governance Guidelines to identify potential candidates who have the specific qualities or skills being sought, based on input from members of the Corporate Governance Committee and the Board of Directors. In February 2011 the Board of Directors reduced the size of the Board from eight Directors to six Directors.  In accordance with applicable law and our By-Laws, the Board of Directors may increase the size of the Board by one Director per twelve month period or may reduce the size of the Board. Under the Corporate Governance Committee charter, members have the responsibility to review annually with the full Board the size and composition of the Board with the objective of achieving appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole.  Although the Board does not maintain a formal policy regarding diversity, the Corporate Governance Committee considers diversity to include diversity of backgrounds, cultures, education, experience, skills, thought, perspectives, personal qualities and attributes and geographic profiles (i.e., where the individuals have lived and worked) as well as race, ethnicity, gender, national origin and other categories.  A high level of diversity on our Board has been achieved in these areas, as evidenced by the information concerning our directors that is provided under “Proposal Number One” above.  Our Corporate Governance Committee and Board believe that a diverse representation on the Board fosters a robust, comprehensive, and balanced deliberative decision-making process that is essential to the continued effective functioning of the Board and continued success of the Company.

The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. The criteria for evaluating nominees to the Board of Directors identified by stockholders are the same criteria discussed above. In order to be considered by the Corporate Governance Committee, any such nominations should be submitted to the Corporate Governance Committee c/o our Corporate Secretary not later than the close of business on the 90th day, or earlier than the close of business on the 120th day, before the first anniversary date of the Annual Meeting for the prior year, and accompanied by the information described under “Stockholder Proposals” below.

Board Oversight of Risk

Our Board of Directors has responsibility for the oversight of risk management. Our Board of Directors and its Committees, regularly discuss with management our major risk exposures, their potential impact on our business and the steps we take to manage them.  We have internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to keep our compensation programs from being susceptible to manipulation by any employee, including our Named Executive Officers.

While our Board is ultimately responsible for all risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee focuses on financial risk, including internal controls, and communicates directly with our internal auditors. The Corporate Governance Committee focuses on the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.  Finally, the Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our incentive compensation is designed to reward bonus-eligible employees for committing to and delivering goals that are intended to be challenging yet provide them a reasonable opportunity to reach the threshold objectives, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level.  The amount of growth required to reach the maximum level of compensation is developed within the context of the normal business planning cycle and, while difficult to achieve, is not viewed to be at such an aggressive level that it would induce bonus-eligible employees to take inappropriate risks that could threaten our financial and operating stability.  Our Board of Directors, as a whole, regularly discusses major operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Matters of strategic risk are considered by our Board as a whole.

Director Independence

Under the current corporate governance listing standards of the New York Stock Exchange (“NYSE”), a majority of the members of our Board of Directors must be “independent” within the meaning of the rules of the NYSE. Our Board’s standards for independence are included in our Corporate Governance Guidelines, which are available on our website at www.theragenics.com. The Board of Directors has affirmatively determined that Ms. Dahlberg, Mr. Engwall, Mr. Moody and Mr. Saunders are independent within the meaning of our Corporate Governance Guidelines.

Communicating with the Directors

Stockholders and other interested parties may contact our Directors by writing to them at our headquarters: Attn: (Director(s) Name) — C/O Corporate Secretary, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518, or by contacting them through our website at www.theragenics.com. Communications should clearly indicate whether they are intended for the full Board of Directors, non-management Directors, or a specific Director. Our Corporate Secretary will ensure that any such correspondence reaches the intended Director(s). This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner.

Compensation Committee Interlocks and Insider Participation

During 2010 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

Corporate Governance Materials

Our Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of our Board’s committees are available at our website at www.theragenics.com. These materials are also available without charge upon request directed to Investor Relations, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

EXECUTIVE OFFICERS

The Executive Officers and persons appointed to become Executive Officers as of the date of this proxy statement and their age, position with the Company and business experience for the past five years are set forth in the table below.

Executive Officer	Office and Other Information

M. Christine Jacobs Age: 60	President and Chief Executive Officer. See information above under Class III Directors.

Francis J. Tarallo Age: 51
Mr. Tarallo has served as our Chief Financial Officer and Treasurer since August 2005, and President of our brachytherapy business since July 2007. He joined Theragenics in June 1998 as Director of Finance, and served as General Manager, Oak Ridge, from January 2001 to August 2005. Mr. Tarallo is a Certified Public Accountant.

Bruce W. Smith Age: 58
Mr. Smith has been our Executive Vice President for Strategy and Business Development since August 2002, Secretary since May 2005 and an Executive Vice President since 1998. Mr. Smith joined Theragenics in 1987 and served as our Chief Financial Officer, Secretary and Treasurer from 1989 to August 2002. Mr. Smith serves as a director of the Georgia Bio, a 501(c)(3) organization and serves on the Medical Device Subcommittee of the Metro Atlanta Chamber of Commerce’s BioScience Council.

Janet Zeman Age: 55
Ms. Zeman was appointed President of CP Medical in September 2008. From March 2008 until September 2008, Ms. Zeman served as the General Manager of CP Medical. From August 2003 to March 2008 Ms. Zeman served as Vice President of New Medical Products for Theragenics and in 2005 she assumed additional responsibilities as Vice President of Government Affairs. Ms. Zeman joined Theragenics in 1996 as Director of Regulatory Affairs.

C. Russell Small Age: 51
Mr. Small has been an Executive Vice President at Theragenics since July 2008 and leads our surgical products sales group. Mr. Small was a co-founder of NeedleTech Products in 1988 and served as Vice President of NeedleTech Products from 2000 to 2009. Prior to NeedleTech, Mr. Small worked for five years in medical device product development for various major device companies.

Joseph Plante Age: 46
Mr. Plante has been the President of our NeedleTech Products subsidiary since October 2009. Since December 2009, Mr. Plante’s responsibilities have also included management of our Galt Medical subsidiary. He has over 20 years experience in the medical device field and has acquired and run his own manufacturing business. Mr. Plante was the General Manager at HydroCision, Inc., a spine medical device manufacturing start up, from 2002 to 2008 where he founded and grew the spine business unit to a multi-million dollar franchise while helping to sell licensing agreements and raise venture capital money. From 1990 to 2002 Mr. Plante held various product development management positions at Covidien and Haemonetics Corp.

EXECUTIVE COMPENSATION AND RELATED MATTERS

We compensate our executive management through a mix of base salary, short-term incentive cash bonuses and long-term incentive compensation. The Compensation Committee of our Board of Directors has the responsibility for establishing, implementing and monitoring our executive compensation programs.

Our short-term incentive cash compensation has been and continues to be designed to reward performance. We accomplish this objective by tying awards to a variety of measures including revenue and profitability goals and specific individual goals where a Named Executive Officer’s achievement of that goal is considered to be of particular importance to our current or long-term performance. Long-term incentive compensation is designed to reward the achievement of long-term company-wide performance goals as measured by three-year cumulative revenue and profitability-based measures established at the beginning of each three-year performance cycle; to align compensation with share price and stockholder return; and to encourage retention. Long-term incentive compensation is comprised of a mix of cash, stock options and restricted stock. The Compensation Committee also has discretionary authority to supplement incentive awards above and beyond the awards described above and has done so in cases where individuals have recorded significant accomplishments important to us in addition to those contemplated when goals for the year were set. For more information on our executive compensation programs, please see the Summary Compensation Table, the Grant of Plan Based Awards table, and the notes to each.

The following table summarizes the compensation we paid for services rendered during the years indicated to each of our Named Executive Officers during 2010. The Named Executive Officers are our Chief Executive Officer, Chief Financial Officer, and the one other most highly compensated executive officer ranked by their total compensation in the table below.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non- Equity Incentive Plan Compensa- tion ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensa- tion ($) (i)(5)	Total ($) (j)

M. Christine Jacobs	2010	555,000	-	57,600	68,288	457,842	-	55,464	1,194,194
President & Chief Executive Officer	2009	545,000	175,000	37,200	45,600	444,680	-	56,090	1,303,570

Francis J. Tarallo	2010	320,000	-	46,080	55,290	190,293	-	14,022	625,685
Chief Financial Officer & Treasurer	2009	302,500	88,919	16,740	22,800	172,666	-	12,426	616,051

Bruce W. Smith	2010	300,000	-	43,200	50,440	185,932	-	17,074	596,646
Executive Vice-President of Strategy and Business Development & Secretary	2009	285,500	76,927	13,950	19,380	169,750	-	18,236	583,743

(1)
Column (d) represents discretionary cash bonuses to the named individuals under the short-term incentive (“STI”) program. For 2009 a discretionary component was included in the STI program, which was based upon the Compensation Committee’s subjective assessment of performance. No such discretionary component was included in the 2010 STI program.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with Generally Accepted Accounting Principles (“GAAP”), and do not correspond to the actual amount that will be realized by the Executive. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2010. For additional detail on the awards, see Outstanding Equity Awards at Fiscal Year-End December 31, 2010.

(3)
Amounts reflect the aggregate grant date fair value of option awards computed in accordance with GAAP, and do not correspond to the actual amount that will be realized by the Executive. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2010. For additional detail on the awards, see Outstanding Equity Awards at Fiscal Year-End December 31, 2010.

(4)
Represents STI awards and vesting of our Long-Term Incentive (“LTI”) cash performance award for each three year performance cycle. The 2010 STI awards were based on two components. One component is based on achievement of financial performance for the year, including consolidated revenue and profitability goals representing 50% of the targeted award. The second component is based on specific individual goals where a Named Executive Officer’s achievement of that goal is considered to be of particular importance to our current or long-term performance, representing 50% of the targeted award. Individual goals include among other things, new marketing initiatives, organic growth drivers and significant infrastructure improvements. LTI cash performance awards were based on cumulative revenue and profitability based measures over the three year performance period ending at the end of each fiscal year. Amounts in column (g) include:

Ms. Jacobs – 2010, STI of $386,250 and LTI of $71,592; 2009, STI of $342,080 and LTI of $102,600
Mr. Tarallo – 2010, STI of $155,520 and LTI of $34,773; 2009, STI of $122,831 and LTI of $49,835
Mr. Smith – 2010, STI of $155,250 and LTI of $30,682; 2009, STI of $125,778 and LTI of $43,972

The CEO’s 2010 short-term incentive compensation was targeted at 70% of base salary but could range from 0% to 140% of base salary based on performance. The other Named Executive Officers’ 2010 short-term incentive compensation was targeted at 45% to 50% of base salary, but could range from 0% to 100% of base salary based on performance.

The LTI cash awards earned in 2010 as disclosed above were attributable to the 2008 LTI cash performance award (the “2008 LTI Award”). The 2008 LTI Award covered the January 1, 2008 to December 31, 2010 performance period and vested on December 31, 2010. The 2008 LTI Award included a cash bonus opportunity of which fifty percent (50%) was based upon our cumulative revenue for the period 2008 to 2010 (the “Revenue Goal”), and 50% was based upon our cumulative earnings before interest, taxes, depreciation, amortization and share-based compensation, (“Adjusted EBITDA”) for the same period (the “Adjusted EBITDA Goal”), in each case as measured relative to our strategic objectives over the 2008 to 2010 period. Cumulative threshold, target and maximum amounts were developed based on our strategic plan and reviewed and approved by the Compensation Committee and the Board upon the establishment of the 2008 LTI Award in February 2008. Such targets included amounts based on assumed business acquisitions during the performance period. General economic conditions deteriorated in the second half of 2008 leading to significant economic uncertainties and a recession in the U.S. and the rest of the world. Considering these macroeconomic conditions, among other factors, the Board decided not to execute a strategy of business acquisitions during this period. The Compensation Committee and the Board of Directors believes that not executing such business acquisitions was in the best interest of the Company and stockholders and accordingly, adjusted the Revenue Goal and the Adjusted EBITDA Goal in the 2008 LTI Award to remove the impact of assumed business acquisitions. As a result of the modification of these goals, a cash bonus was earned for the Revenue Goal. No such cash bonus was earned for the Adjusted EBITDA Goal.

(5)	The amount shown in column (i) for 2010 includes:
	●	amount paid for financial counseling and tax preparation services for Mr. Tarallo and Mr. Smith.
	●	a monthly car allowance to Mr. Tarallo and Mr. Smith;
	●	amount paid for long-term disability insurance premiums on behalf of Ms. Jacobs.
	●	tax gross-ups for each of the previous perquisites provided to Named Executive Officers;
	●	amounts paid for life insurance premiums on behalf of each Named Executive Officer;
	●	$35,000 paid to Ms. Jacobs to be used at her discretion to the end of producing retirement income;
	●	matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Employee Savings Plans (401(k) Plans).

Except for the $35,000 amount paid to Ms. Jacobs, the amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number Of Shares Of Stock Or Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards (5)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

M. Christine Jacobs

Short-term cash incentive (1)	2/25/10	216,300	360,500	721,000

Long-term cash incentive (2)	2/25/10	200,000	400,000	800,000
Long-term incentive award –restricted stock (3)	2/25/10							40,000			57,600
Long-term incentive award –stock options (4)	2/25/10								70,400	1.44	68,288

Francis J. Tarallo

Short-term cash incentive (1)	2/25/10	96,000	160,000	320,000

Long-term cash incentive (2)	2/25/10	125,000	250,000	500,000
Long-term incentive award –restricted stock (3)	2/25/10							32,000			46,080
Long-term incentive award –stock options (4)	2/25/10								57,000	1.44	55,290

Bruce W. Smith

Short-term cash incentive (1)	2/25/10	81,000	135,000	270,000

Long-term cash incentive (2)	2/25/10	120,000	240,000	480,000
Long-term incentive award –restricted stock (3)	2/25/10							30,000			43,200
Long-term incentive award –stock options (4)	2/25/10								52,000	1.44	50,440

(1)
Represents threshold, target and maximum amounts under our 2010 STI awards. Each Named Executive Officer had a short-term incentive cash bonus opportunity for 2010 based on financial and individual performance. The target bonus opportunity for Ms. Jacobs was 70% of base salary, with a minimum bonus opportunity of 0% and a maximum of 140%. The target bonus opportunity for each of the other Named Executive Officers ranged from 45% to 50% of base salary, with a minimum bonus opportunity of 0% and a maximum of 100%.

For each Named Executive Officer, 50% of the bonus opportunity was measured against established goals for consolidated revenue and profitability and 50% was measured against individual performance goals. With respect to Ms. Jacobs, her individual performance goals were reviewed and approved by the Compensation Committee and the independent Directors of the Company. For the other Named Executive Officers, individual performance goals were determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee and Board of Directors.

(2)
Represents threshold, target and maximum amounts payable under our 2010 LTI Cash Award. Fifty percent (50%) of the Cash Bonus Opportunity is based upon our cumulative consolidated revenue for the period 2010 to 2012; and 50% is based upon cumulative consolidated earnings before interest, taxes, depreciation, amortization and share compensation (“Adjusted EBITDA”) for the same period; in each case as measured relative to our strategic objectives over the 2010 to 2012 period. Cumulative threshold, target and maximum amounts have been developed, based on our strategic plan, and the 2010 LTI Cash Award will be measured and paid according to the following schedule:

	Payout as Percent of Target Amount
Cumulative amount	Revenue Goal	Adjusted EBITDA Goal
Maximum (or greater)	100%	100%
Target	50%	50%
Threshold	25%	25%
Below threshold	0%	0%

If employment of the Named Executive Officer with Theragenics or an affiliate is terminated before December 31, 2012 due to death, disability, or is terminated by us without cause, the Executive will be entitled to a pro rata portion of the cash bonus in accordance with the terms of the Award. If employment is terminated for any other reason before December 31, 2012 (unless a change in control as defined in the Award occurs before then), the cash bonus opportunity will be forfeited. If a change in control occurs before December 31, 2012, the cash award becomes vested at the target level, provided the Named Executive Officer is employed by Theragenics or an affiliate as of the date of the change in control.

(3)	Restricted stock grants that vest in four equal annual installments beginning February 25, 2011. This restricted stock was granted in February 2010 in connection with our 2010 LTI Awards.

(4)
Incentive stock option awards that vest in four equal annual installments beginning February 25, 2011. These stock options were granted in February 2010 in connection with our 2010 LTI Awards. The exercise price of the stock option awards was equal to the market value of our stock on the grant date of the award.

(5)
The amounts shown in column (l) represent the total grant date fair value of the restricted stock and stock option awards granted in 2010 in accordance with GAAP. These amounts are expected to be recognized for financial statement reporting purposes over the 2010 – 2014 periods. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2010. These amounts reflect the total grant date fair value of the award, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2010

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)*
M. Christine Jacobs	—	70,400		(1)	1.44	2/25/20	40,000	(2)	60,800

	20,000	60,000		(3)	0.93	2/26/19	30,000	(4)	45,600

	33,500	33,500		(5)	3.79	2/19/18	19,500	(6)	29,640

	50,250	16,750		(7)	5.00	2/13/17	7,250	(8)	11,020

	180,000	—			5.02	8/26/12

Francis J. Tarallo	—	57,000		(1)	1.44	2/25/20	32,000	(2)	48,640

	10,000	30,000		(3)	0.93	2/26/19	13,500	(4)	20,520

	17,000	17,000		(5)	3.79	2/19/18	7,000	(6)	10,640

	25,500	8,500		(7)	5.00	2/13/17	3,500	(8)	5,320

	3,200	—			3.95	1/14/15

	10,000	—			4.28	12/20/12

	10,000	—			5.38	1/3/11

Bruce W. Smith	—	52,000		(1)	1.44	2/25/20	30,000	(2)	45,600

	8,500	25,500		(3)	0.93	2/26/19	11,250	(4)	17,100

	14,500	14,500		(5)	3.79	2/19/18	6,500	(6)	9,880

	21,750	7,250		(7)	5.00	2/13/17	3,250	(8)	4,940

	20,000	—			4.28	12/20/12

* Based on the closing price of the Company’s common stock on December 31, 2010 of $1.52. The market value or payout value of unvested shares and rights does not correspond to the actual value that may ultimately be realized by the Named Executive Officer.

(1)	Outstanding unvested stock options vest in four equal annual installments beginning 2/25/11. These stock options were granted in February 2010 in connection with the 2010 LTI awards.
(2)	Restricted stock grant vests in four equal annual installments beginning 2/25/11. This restricted stock was granted in February 2010 in connection with the 2010 LTI awards.
(3)	Outstanding unvested stock options vest in three equal annual installments beginning 2/26/11. These stock options were granted in February 2009 in connection with the 2009 LTI awards.
(4)	Restricted stock grant vests in three equal annual installments beginning 2/26/11. This restricted stock was granted in February 2009 in connection with the 2009 LTI awards.

(5)	Outstanding unvested stock options vest in two equal annual installments beginning 2/19/11. These stock options were granted in February 2008 in connection with the 2008 LTI awards.
(6)	Restricted stock grant vests in two equal annual installments beginning 2/19/11. This restricted stock was granted in February 2008 in connection with the 2008 LTI awards.
(7)	Outstanding unvested stock options that vest 2/13/11. These stock options were granted in February 2007 in connection with the 2007 LTI awards.
(8)	Restricted stock grant that vest 2/13/11. This restricted stock was granted in February 2007 in connection with the 2007 LTI awards.

Equity Compensation Plan Information

The following table summarizes information about the options, rights and other equity compensation under our equity compensation plans as of December 31, 2010. The table does not include information about tax qualified plans such as the Theragenics Employee Savings Plan or the new Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))*

Equity compensation plans approved by security holders	1,258,200	$3.27	1,413,205
Equity compensation plans not approved by security holders	None	N/A	N/A

Total	1,258,200	$3.27	1,413,205

*	Reflects shares of Common Stock remaining available for future issuance under our 2006, 2000 and 1997 Stock Incentive Plans.

Board Process and Equity Grant Practices. The Compensation Committee of our Board of Directors meets annually, usually in February, to establish recommendations to be made to our Board for compensation and metrics for awards to executives, which include the Named Executive Officers. As they relate to our CEO, such recommendations are made by the Compensation Committee to the independent directors of our Board. The Compensation Committee is assisted in this process by CSI, who establishes peer and industry comparables for use by the Committee. The CEO, at the Committee’s request, provides the Committee with a self-evaluation of her performance and assists the Committee in reaching compensation decisions with respect to the Named Executive Officers other than herself. The other Named Executive Officers do not play a role in their own compensation determination, other than discussing the achievement or setting of their personal individual performance objectives with the CEO. Prior to the Compensation Committee’s February meeting, each director completes an evaluation of the CEO’s performance for the just finished fiscal year. In coordination with legal counsel, CSI consolidates these evaluations to highlight all relevant details in order to facilitate an open and transparent discussion of the CEO's performance. Following the Committee's discussion of the CEO's performance, the CEO meets with the Committee at this annual meeting to discuss the summary of her annual evaluation and her recommendation for non-CEO executive compensation. The Committee then arrives at its compensation recommendations. Shortly after the Compensation Committee meets, our Board of Directors meets to consider, potentially adjust and then approve the Committee’s recommendations related to executive compensation supported by CSI analysis. Any recommendations related to our CEO are discussed and approved by the independent directors of our Board. Other equity awards, such as restricted stock and options, are also awarded to our Named Executive Officers at this meeting. The exercise price of any stock options awarded to Named Executive Officers is the closing price of our common stock on the date of grant, which is generally the date of the February meeting of the Board of Directors. Board and Committee meetings are usually scheduled at least six to twelve months in advance. We make scheduling decisions without regard to anticipated earnings or other material or significant announcements. The Compensation Committee and Board of Directors may also consider equity grants on the date that an employee becomes a Named Executive Officer and at other times as the Committee and Board may consider appropriate.

Potential Payments Upon Termination or Change of Control

The table below outlines the potential payments and benefits payable to each Named Executive Officer in the event of termination and/or a change in control (“CIC”) as if such CIC and/or termination event had occurred on December 31, 2010:

Triggering Event	Accrued Vacation Pay ($)	Bonus ($) (1)	Severance ($) (2)	Long-Term Incentive Program Cash Bonus ($) (3)	Accelerated Restricted Stock and Stock Options ($) (4)	Accelerated Performance Awards ($)	Continued Health Insurance Coverage (present value) ($)	Other Continued Health Insurance Coverage (present value) ($)	Life Insurance Benefits ($) (5)	Excise Tax and Tax Gross-up ($) (6)	Total ($)
M. Christine Jacobs
Death	10,673	386,250	-	82,693	132,805	-	-	-	300,000	-	912,421
Disability	10,673	386,250	-	82,693	132,805	-	14,461	32,942	-	-	659,824
Resignation/Termination
for Cause	10,673	-	-	-	-	-	-	-	-	-	10,673
Resignation for Good
Reason/Termination
without Cause	10,673	386,250	1,627,080	82,693	188,092	-	14,461	32,942	-	-	2,342,191
Involuntary
Termination/ Resignation upon CIC*	10,673	386,250	2,849,985	810,000	188,092	-	14,461	32,942	-	1,418,381	5,710,784

Francis J. Tarallo
Death	6,154	-	-	41,711	68,311	-	-	-	200,000	-	316,176
Disability	6,154	-	-	41,711	68,311	-	-	-	-	-	116,176
Resignation/Termination for Cause	6,154	-	-	-		-	-	-	-	-	6,154
Resignation for Good
Reason/Termination without Cause	6,154	-	640,000	41,711	46,051	-	-	-	-	-	733,916
Involuntary Termination/ Resignation upon CIC*	6,154	-	960,000	555,000	107,380	-	-	-	-	-	1,628,534

Bruce W. Smith
Death	5,769	-	-	37,343	50,802	-	-	-	300,000	-	393,914
Disability	5,769	-	-	37,343	50,802	-	-	-	-	-	93,914
Resignation/Termination for Cause	5,769	-	-	-	-	-	-	-	-	-	5,769
Resignation for Good Reason/Termination without Cause	5,769	-	600,000	37,343	31,597	-	-	-	-	-	674,709
Involuntary Termination/ Resignation upon CIC*	5,769	-	900,000	535,000	96,725	-	-	-	-	-	1,537,494

(1)	For Ms. Jacobs, represents lump-sum payment for the most recently paid annual bonus.
(2)	For Ms. Jacobs, severance is paid as one lump sum.

Severance under each scenario for Ms. Jacobs includes accrued obligations.  Accrued obligations comprise of the full base salary through the date of termination, any unpaid but accrued annual bonus, an amount equal to the annual bonus paid for the last full fiscal year, prorated by days worked in the year of termination and any accrued vacation pay for the current year not yet paid.

●	For termination without Cause or her resignation for Good Reason, severance includes:

o	Two times the sum of the current base salary plus the most recently completed year’s annual bonus plus,

o	An amount equal to a prorated portion of the bonus for the last completed fiscal year of the Company.

●	In a CIC, severance includes:

o	Three times the sum of her average annual base pay plus the average bonus in the last three fiscal years plus,

o	A two year continuation of disability and other welfare plan benefits.

For Mr. Tarallo and Mr. Smith, severance is two times the current annual rate of salary (three times the current annual rate of salary in the event of a CIC) and is paid over a two to three year period.

(3)
Represents the cash bonus opportunity of the Long-Term Incentive Program where 50% of the Cash Bonus is based upon cumulative revenue in the 2009 to 2011 and the 2010 to 2012 performance periods and 50% is based upon cumulative Adjusted EBITDA in the same period, as measured relative to our strategic objectives for the performance period. Threshold, target and maximum amounts have been developed, based on our strategic plan. In the event of termination other than CIC or for cause, the award is prorated in the same proportion that the number of days elapsed since the beginning of the Performance Period. If a CIC occurs during the Performance Period while the Participant is an employee of ours, the Participant is paid the full value of the Cash Incentive Award determined as if we had performed at the Target Performance Level for the duration of the Performance Period and the Participant had remained employed for the duration of the Performance Period. If we or one of our Affiliates terminates the Participant’s employment for Cause or the Participant resigns before the last day of the Performance Period, the Participant is not entitled to any Cash Incentive Award.

(4)
Represents accelerated vesting of unvested restricted stock and unvested stock options. For purposes of this table, restricted stock is valued at $1.52 per share, the closing price of our common stock on December 31, 2010. Stock options are valued at their intrinsic value as of December 31, 2010, based on our closing price of $1.52. Unvested restricted stock becomes fully vested in the event of a CIC. In the event of termination without Cause, death or disability, a portion of unvested restricted shares become vested based upon the length of employment during the vesting period relative to the full vesting period, except in the case of Ms. Jacobs if her employment is terminated by the Company without Cause or she resigns with Good Reason, all her equity compensation becomes fully vested. Unvested stock options become fully vested upon death, disability, retirement upon reaching age 65 or older or a CIC.

(5)	Represents proceeds to named beneficiaries upon death of the Named Executive Officer.
(6)
A portion of Ms. Jacobs’ severance amount calculated for purposes of this schedule in connection with a change in control would be considered “parachute payments” under federal law and subject to federal excise tax. In accordance with her contract, the amount under this column represents an additional amount paid to Ms. Jacobs to put her in the same after-tax position as if no excise tax had been incurred.

*
The following items either vest or become payable, as applicable, upon a change in control (as defined in the applicable agreement) regardless of whether employment is terminated: Long-Term Incentive Program Cash Bonus (at target), Restricted Stock, and Stock Options.

        The employment contracts of the Named Executive Officers which specify certain payments under termination and/or CIC as included in the above tables also require the material obligation not to compete with us, not to solicit our customers and employees and not to disclose our confidential information, all for a minimum of two years post termination.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation that is not considered performance-based under the Section 162(m) rules. While our short-term incentives and long-term cash incentive programs discussed above are focused on performance, only a portion of our long-term incentive program may qualify as “performance-based” as defined under the Section 162(m) rules. From time to time, the Compensation Committee may award or pay compensation which is not fully deductible if the Committee determines that such award is consistent with its compensation and incentive philosophy and is in the best interest of the Company and its stockholders. We believe that approximately $284,000 of taxable executive compensation for 2010 may be non-deductible under Section 162(m).

Executive Employment Agreements

We have employment agreements with each of the Named Executive Officers, the material terms of which are described below. Salary, bonus and incentives awards are recommended by the Compensation Committee and approved by the Board of Directors, or, in the case of the CEO, the independent directors of the Board.

Jacobs Employment Agreement. We have an employment agreement with Ms. Jacobs, which expires on April 13, 2013. The agreement provides for automatically extending the term for one additional year on April 13 of each year so that the term is always three years from the date of each renewal, unless either party gives notice of non-renewal. The agreement provides for an annual base salary, which is currently $570,000, subject to review at least annually for possible increases, plus eligibility for an annual bonus. The agreement also provides $35,000 annually for use in producing retirement income, an individual disability insurance policy providing the maximum insurable amount as the Compensation Committee determines can be purchased at reasonable cost, plus all other benefits that we provide to executive officers.

If we terminate Ms. Jacobs’ employment without “Cause,” she resigns for “Good Reason,” or the agreement expires because of non-renewal by us and her employment is terminated, she is entitled to certain severance benefits in addition to “accrued obligations.” These severance benefits are a payment of two times the sum of her annual base pay plus bonus paid in the most recent fiscal year (or three times the sum of her average annual base pay plus average bonus in the last three fiscal years if the termination is within one year after a Change in Control), full vesting of all stock options and any other equity grants, payment of two times the individual disability insurance annual premium plus applicable taxes thereon and continuation (or cash plus applicable taxes thereon in lieu of continuation) of health plan benefits for two years from the date of termination. Under the agreement, “accrued obligations” include an amount equal to the bonus paid for the prior fiscal year prorated for the portion of the current fiscal year prior to termination or expiration. “Cause” includes events such as the commission of a felony, fraud or dishonesty that results in material harm to the Company, grossly inappropriate conduct that would materially harm the Company, or a material breach of the employment agreement. “Good Reason” includes events such as an adverse material change in Ms. Jacobs’ role at the Company, a reduction of her compensation, required relocation against her wishes, the occurrence of a “Change in Control,” or a material breach of the employment agreement by the Company.

The agreement provides that if any payments or benefits are “parachute payments” under federal law and are subject to federal excise tax (i.e., are associated with a change in control of the Company and exceed a certain level), the Company will pay an additional amount to Ms. Jacobs to put her in the same after-tax position as if no excise tax had been incurred. Ms. Jacobs’ agreement also contains provisions, which are intended to restrict her from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination. Her agreement also contains restrictions on the use and disclosure of the Company’s confidential information and trade secrets. If Ms. Jacobs violates the restrictions on competition or solicitation of customers or employees or the restrictions on the use and disclosure of confidential information and trade secrets, the Company may cease the payments of severance benefits and the provision of welfare benefits that it is providing to Ms. Jacobs and the Company is entitled to pursue other legal and equitable relief to recover any amounts previously paid to Ms. Jacobs and to prevent Ms. Jacobs from further violating those restrictions.

If Ms. Jacobs’ employment is terminated due to her death or “disability” (as defined in the agreement) her employment agreement provides that she will receive payment of all “accrued obligations,” full vesting of all stock options, granted a year or more before termination, prorated vesting of any otherwise unvested stock options granted within one year of termination, and, in the event of disability, payment of two times the individual disability insurance annual premium plus tax gross-up and, continuation (or cash plus tax gross-up in lieu of continuation) of  health plan benefits for Ms. Jacobs’ and her family for two years on the same terms to her or her family as available to other executives of the Company.

Other Executive Officer Employment Agreements. We have employment agreements with the remaining Named Executive Officers. Under each employment agreement, the Named Executive Officer is entitled to a specific level of minimum annual base salary, subject to review at least annually for possible increases, participation in a bonus program, reimbursement for financial planning services, and life insurance up to the lesser of $200,000 additional coverage above group term coverage or $450,000 in the aggregate. Each employment agreement provides that the Named Executive Officer is entitled to a specified level of severance benefits if we terminate the Named Executive Officer’s employment without “Cause” or the Named Executive Officer resigns for “Good Reason.” Each employment agreement also provides for severance benefits if such termination of employment occurs in connection with a “Change in Control” (i.e., within 90 days before or one year after a Change in Control). Each agreement conditions the right to severance upon the Named Executive Officer’s execution of a release agreement in favor of the Company. Each agreement defines “Cause” to include events such as willful and continued failure to perform duties, willful misconduct or gross negligence, fraud or dishonesty against the Company, commission of a felony or any other crime involving dishonesty, or a material breach of the employment agreement. Each agreement defines “Good Reason” to include a material modification in duties, required relocation against the executive’s wishes, or the Company materially breaches the agreement. Each agreement also contains provisions which are intended to restrict each Named Executive Officer from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination. The agreements also contain restrictions on the use and disclosure of the Company’s confidential information and trade secrets by the Named Executive Officer. All agreements provide that the Company may cease payment of any severance amounts being paid to the Named Executive Officer if the officer breaches any of the foregoing restrictions and that the Named Executive Officer must repay any amounts already paid to him. Furthermore, the Company may pursue other legal and equitable remedies to prevent the Named Executive Officer from further violating any of the foregoing restrictions.

The material features of these employment agreements that vary among the Named Executive Officers are described below.

Tarallo Employment Agreement. Our employment agreement with Mr. Tarallo expires on August 10, 2012. The agreement provides for automatically extending the term for one additional year on August 10 of each year so that the term is always two years from the date of each renewal, unless either party gives notice of non-renewal. Mr. Tarallo’s current annual base salary is $330,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one professional membership. In addition, the agreement provides for an additional annual perquisites allowance up to $10,000, although no such additional perquisites have ever been paid.  The severance benefits payable to Mr. Tarallo following a termination of his employment by us without “Cause” or by him for “Good Reason” are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Tarallo resigns for “Good Reason” or is terminated without “Cause” in connection with a Change in Control, we are obligated to pay Mr. Tarallo whichever of the following results in Mr. Tarallo’s retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Tarallo’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Smith Employment Agreement. Our employment agreement with Mr. Smith expires on January 1, 2013. The agreement provides for automatically extending the term for one additional year on January 1 of each year so that the term is always two years from the date of each renewal, unless either party gives notice of non-renewal. Mr. Smith’s current annual base salary is $306,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one club membership, which has a business-related purpose. Mr. Smith maintained no club memberships in 2008, 2009 or 2010. The severance benefits payable to Mr. Smith following a termination of his employment by us without “Cause” or by him for “Good Reason” are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Smith resigns for any reason or is terminated without “Cause” in connection with a Change in Control, we are obligated to pay Mr. Smith whichever of the following results in Mr. Smith retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Smith’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code. Under Mr. Smith’s contract, “Good Reason” includes a change in control.

Director Compensation for Fiscal Year-End
December 31, 2010

Name and Principal Position (a)(1)	Year	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(2)	Option Awards ($) (d) (3)	All Other Compensation ($) (g) (5)	Total ($) (h)

Kathleen A. Dahlberg	2010	47,808	6,650	4,500	-	58,958
	2009	42,764	5,100	3,215	-	51,079
	2008	23,650	18,550	-	-	42,200

K. Wyatt Engwall	2010	49,000	6,650	4,500	-	60,150
	2009	48,764	5,100	3,215	-	57,079
	2008	24,650	18,550	-	-	43,200

John V. Herndon (4)	2010	75,000	6,650	4,500	900	87,050
	2009	75,000	5,100	3,215	900	84,215
	2008	75,000	18,550	-	1,281	94,831

C. David Moody, Jr.	2010	50,000	6,650	4,500	-	61,150
	2009	48,764	5,100	3,215	-	57,079
	2008	48,745	18,550	-	-	67,295

Peter A. A. Saunders	2010	46,192	6,650	4,500	-	57,342
	2009	48,764	5,100	3,215	-	57,079
	2008	53,500	18,550	-	-	72,050

(1)
M. Christine Jacobs, the Company’s President and Chief Executive Officer is not included in this table as Ms. Jacobs is an employee of the Company and thus receives no compensation for services as a director. The compensation received by Ms. Jacobs as an employee of the Company is shown in the Summary Compensation Table included herein.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with GAAP, and do not correspond to the actual value that will be realized by each Director. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2010. At December 31, 2010, the aggregate number of unvested restricted stock awards outstanding was: Mr. Engwall—10,000; Ms. Dahlberg, 10,000; Mr. Herndon—10,000; Mr. Moody—10,000; and Mr. Saunders—10,000.

(3)
Amounts reflect the aggregate grant date fair value of option awards computed in accordance with GAAP, and do not correspond to the actual value that will be realized by each Director. For more information on valuation of share-based awards, see footnote K to our consolidated financial statements included in Form 10-K for the year ended December 31, 2010. At December 31, 2010, the aggregate number of option awards outstanding was: Mr. Engwall—10,000; Ms. Dahlberg—10,000; Mr. Herndon—58,000; Mr. Moody—10,000; and Mr. Saunders—58,000.

(4)
Mr. Herndon, a Director and former chief executive officer of the Company, has served as Advisor-to-the-Chief Executive Officer since the third quarter of 1993. For his continued service as Advisor-to-the-Chief Executive Officer, Mr. Herndon’s annual salary is $75,000. In view of his compensation as Advisor-to-the Chief Executive Officer, Mr. Herndon does not receive the annual Director cash retainer or Director meeting fees.

(5)	Represents amount of our matching contribution allocated pursuant to the Employee Savings Plan (401(k) Plan.

Each Director who is not an employee of the Company receives a Board retainer of $4,000 per quarter, $1,500 for attending each Board meeting and $1,000 for attending each Committee meeting. A retainer of $2,000 per quarter is paid to each Committee Chairman. Each Committee member other than the Chair receives a retainer of $500 per quarter for each Committee. Each non-officer Director also receives an annual equity grant consisting of restricted stock and stock options. The grant is the lesser of (i) 5,000 shares of Common Stock and 5,000 stock options, or (ii) that number of shares of Common Stock and stock options valued at $50,000 (in total) at the time of grant. The restricted stock and the stock options vest over three years. The exercise price of the stock options is equal to the market value of our common stock on the date of grant. Prior to 2009, stock options were not included in the equity grant to Directors.

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of our accounting and reporting practices, financial reports, internal controls and audit functions. The Audit Committee’s responsibilities are more fully described in its charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management is responsible for the preparation and integrity of our consolidated financial statements, accounting and financial reporting principles, disclosure controls and procedures, internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm (the “independent auditors”) is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles.

The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to Management and our independent auditors on the basis of the information it receives, through discussions with Management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee’s functions are not intended to duplicate or certify the activities of Management or the independent auditors. The Audit Committee meets at least quarterly with Management and the independent auditors to review the Company’s interim financial statements and discuss various topics and events, including, but not limited to, items related to our internal control over financial reporting, critical accounting policies and the adequacy of disclosure in our consolidated financial statements. In accordance with law, the Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, or auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting and auditing matters.

The Audit Committee received and reviewed the report of Management’s assessment on internal control over financial reporting at December 31, 2010, contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC, as well as the reports of Dixon Hughes PLLC, our independent auditors for 2010, which are also included in our Annual Report on Form 10-K. These reports relate to Dixon Hughes’ audit of our consolidated financial statements.

The Audit Committee reports as follows with respect to the audit of our 2010 consolidated financial statements:

●
The Committee has reviewed and discussed the Company’s 2010 audited consolidated financial statements with its Management, including the reasonableness of significant estimates and judgments and the clarity of disclosure in the Company’s financial statements, including the disclosures related to the Company’s critical accounting policies;

●
The Committee has discussed with Dixon Hughes, the matters required to be discussed by SAS 61 which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

●
The Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence.

●
Based on review and discussions of the Company’s 2010 audited consolidated financial statements with Management and discussions with Dixon Hughes, the Audit Committee recommended to the Board of Directors that the Company’s 2010 audited consolidated financial statements be included in its Annual Report on Form 10-K.

The Committee meets at regularly scheduled executive sessions. The Committee Chair, Mr. Engwall, presides at the executive sessions of the Audit Committee.

This report is provided by the following independent directors, who comprise the Audit Committee:

K. Wyatt Engwall — Chairman
Kathleen A. Dahlberg
C. David Moody, Jr.
Peter A.A. Saunders

PROPOSAL NUMBER TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

Stockholders will be asked to vote for a proposal to ratify the appointment of Dixon Hughes PLLC (“Dixon Hughes”) as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Dixon Hughes PLLC has announced that it will merge with Goodman & Company, LLP and the name of the combined firm will be Dixon Hughes Goodman LLP. The Audit Committee is responsible for the selection of our independent registered public accounting firm, and has approved the appointment of Dixon Hughes as the independent registered public accounting firm to audit our consolidated financial statements for 2011. As a matter of good corporate governance, we are submitting the selection of Dixon Hughes to stockholders for ratification. Proposal Two requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will have no effect on Proposal Two. A representative of Dixon Hughes is expected to attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders. Dixon Hughes has audited our consolidated financial statements since 2007.

Accounting Fees and Services

Following are aggregate fees billed to us by Dixon Hughes for professional services for the fiscal year ended December 31, 2010 and 2009.

Audit Fees. In connection with services rendered for the audit of our annual financial statements and the review of our interim financial statements, we have estimated that its total audit fees for fiscal years 2010 and 2009 were approximately $408,000 and $549,000, respectively. This figure includes fees for services that were billed to us in fiscal year 2011 in connection with the 2010 fiscal year audit, and billed in 2010 in connection with the 2009 fiscal year audit. In 2009, audit fees include fees for the audit of the effectiveness of internal control over financial reporting.

Audit-Related Fees. The aggregate fees billed by our independent registered public accounting firm for audit-related professional services includes fees associated with the audit of the financial statements of certain employee benefit plans of approximately $42,000 and $46,000 for fiscal years ending 2010 and 2009, respectively.

Tax Fees. The aggregate fees billed by our independent registered public accounting firm for professional services relating to tax compliance, tax planning and tax advice, taken as a whole, were approximately $39,000 and $60,000 for the fiscal year ending 2010 and 2009, respectively.

All Other Fees. The aggregate fees billed by our independent public accounting firm for all other professional services to us were approximately $28,000 in 2009 and consisted of services rendered in connection with SEC correspondence and discussions regarding new accounting pronouncements.

The Audit Committee pre-approves all services performed by its independent registered accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services. The Audit Committee Chairman has been designated by the Audit Committee to pre-approve any services arising during the year that are not otherwise pre-approved by the entire Audit Committee. Services approved by the Chairman are communicated to the full Audit Committee for ratification at its next regular meeting. In making its pre-approval determination, the Audit Committee is required to consider whether providing the non-audit services are compatible with maintaining the accounting firm’s independence.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of our outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of the reports submitted to us and written representations from persons known to us to be subject to these reporting requirements, we believe that our executive officers and directors complied with the Section 16(a) requirements during fiscal year 2010.

RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.

We have adopted a written Related Party Policy, which provides procedures for the review, approval or ratification of certain transactions that require reporting under the applicable rules of the Securities and Exchange Commission (“Interested Transactions”). Interested Transactions include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) we are a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A Related Party is (a) any person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) any immediate family member of any of the foregoing. The Related Party Policy is in addition to, and does not replace, the Code of Conduct applicable to all employees, officers and directors, or the Code of Ethics for Chief Executive Officer and Senior Financial Officers.

The Audit Committee of the Board of Directors is responsible for reviewing the material facts of all Interested Transactions and approving and ratifying Interested Transactions. In connection with its review, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Audit Committee has reviewed certain types of Interested Transactions and determined that each of the following are deemed to be pre-approved by the Audit Committee: employment and compensation of executive officers, director compensation, any transaction with another company at which a Related Person’s only interest is as an employee and the transaction does not involve more than $250,000, certain Company charitable contributions not to exceed $250,000 or 2% of the charitable organizations’ total annual receipts, transactions where all stockholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and certain banking related services.

No director shall participate in any discussion or approval of a related party transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.

We lease production, warehouse and office space from an entity controlled by the former owners of NeedleTech Products. One of the former owners of NeedleTech Products, Mr. Small, currently serves as one of our Executive Officers. Monthly payments of approximately $5,500 are due under this lease through May 2011.

During 2010, 2009 and 2008 we utilized the services of a real estate services firm whose principal owner is related to one of our executive officers. Payments of $131,000, $99,000 and $41,000 were made to this firm during 2010, 2009 and 2008, respectively, for real estate consulting and construction management services.

STOCKHOLDER PROPOSALS

Stockholders of Theragenics may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in our 2012 proxy material, a stockholder’s proposal must be received not later than December 3, 2011 at our corporate offices, 5203 Bristol Industrial Way, Buford, Georgia 30518, ATTN: Corporate Secretary.

In addition, our By-Laws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to our principal executive offices, which written notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must state the stockholder’s name, address, number and class of shares of Theragenics stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of the stockholder in the proposal.

The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a Director, the stockholder must deliver written notice of his or her intention to our Secretary. The notice must be received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. The notice must set forth the name and address of, and the number of shares owned by, the stockholder (and that of any other stockholder known to be supporting said nominee). The notice must also set forth the name of the nominee for election as a Director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of our stock beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a Director of Theragenics if elected.

MISCELLANEOUS

Our website address is “http://www.theragenics.com.” Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through our website by clicking on the “Investor Relations” page and selecting “SEC Filings.” These reports will be available as soon as reasonably practicable after such material has been electronically filed with, or furnished to, the SEC. These reports are also available through the SEC’s website at “http://www.sec.gov.” The information on these websites and the information contained therein or connected thereto are not intended to be incorporated by reference into this proxy statement.

We will furnish without charge a copy of our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2010, including the consolidated financial statements, to any record or beneficial owner of our common stock as of March 22, 2011, who requests a copy of such report. Any request for the 10-K report should be in writing addressed to: Investor Relations, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518. If the person requesting the report was not a stockholder of record on March 22, 2011, the request must include a representation that such person was a beneficial owner of common stock of the Company on that date. Copies of any exhibits to the Form 10-K will be furnished on request and upon payment of our expenses in furnishing such exhibits.

OTHER MATTERS

We are not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Buford, Georgia
April 1, 2011

(THERAGENICS CORPORATION LOGO)